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                                                                     EXHIBIT 4.1


                     CERTIFICATE OF DESIGNATION, PREFERENCES
                       AND RIGHTS OF SERIES A CONVERTIBLE
                                 PREFERRED STOCK

                                       OF

                           ACCUMED INTERNATIONAL, INC.

               ACCUMED INTERNATIONAL, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), by its President and Secretary, does hereby certify that, pursuant to authority conferred upon the Board of Directors by Division I of Article Fourth of the Certificate of Incorporation, as amended, of the Company, authorizing a class of 5,000,000 shares of preferred stock of the Company and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, as amended, the Board of Directors of the Company, by Unanimous Written Consent effective as of February 12, 1998, has duly adopted resolutions providing for the issuance out of such class of a series of up to 1,221,715 shares of Series A Convertible Preferred Stock at an issuance price of $4.50 per share (the "Stated Value") and setting forth the voting powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, which resolution is as follows:

               RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Certificate of Incorporation, as amended, there be, and hereby is, created out of the class of 5,000,000 shares of preferred stock of the Company authorized in Division I of Article Fourth of its Certificate of Incorporation, as amended, a series of preferred stock of the Company with the following voting powers, designation, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

               1.     Designation and Number of Shares.

                      1,221,715 shares of preferred stock are hereby designated as Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"). The Stated Value per share of the Series A Preferred Stock is $4.50.

               2.     Dividends and Distributions.

                      (A) If on or prior to June 23, 1998 (the "Registration Deadline"), the Company shall fail to have an effective registration statement ("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), covering the registration of at least one-third of the shares of Common Stock, $.01 par value per share, of the Company (the "Common Stock") issuable upon conversion of the Series A Preferred Stock, commencing on the Registration Deadline, the holders of the Series A Preferred Stock shall be entitled to receive cumulative dividends on each share of Series A Preferred Stock, payable in cash, at the rate of 16% per annum (computed on the basis of a 360-day year of twelve 30 day months) per share on the Stated Value of the Series A Preferred Stock, payable



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quarterly in arrears, until and including such date as such shares of Common
Stock are covered by an effective registration statement under the Securities Act. Thereafter, the Series A Preferred Stock shall not bear any dividend. Such dividends shall accrue and accumulate whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.

                      (B) In addition to the foregoing, subject to the prior and superior rights of the holders of any shares of any series or class of capital stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, as, when and if declared by the Board of Directors of the Corporation, out of assets legally available for that purpose, dividends or distributions in cash, stock or otherwise.

                      (C) The Corporation shall not declare any dividend or distribution on any Junior Stock (as defined below), unless the Corporation shall have paid all accrued cumulative dividends on the Series A Preferred Stock pursuant to Subsection 2(A), if any, and shall, concurrently with the declaration of such dividend or distribution on the Junior Stock, declare a like dividend or distribution, as the case may be, on the Series A Preferred Stock in an amount per share equal to (x) the amount of the dividend or distribution per share of Junior Stock multiplied by (y) the effective Conversion Rate at the time of such dividend or distribution.

                      (D) Any dividend or distribution (other than that referenced in Subsection 2(A)) payable to the holders of the Series A Preferred Stock pursuant to this Section 2 shall be paid to such holders at the same time as the dividend or distribution on the Junior Stock or any other capital stock of the Corporation by which it is measured is paid.

                      (E) All dividends or distributions declared upon the Series A Preferred Stock shall be declared pro rata per share.

                      (F) Any reference to "distribution" contained in this
Section 2 shall not be deemed to include any distribution made in connection with or in lieu of any Liquidation (as defined below).

                      (G) "Junior Stock" shall mean the Common Stock and any shares of preferred stock or any series or class of the Corporation, whether presently outstanding or hereafter issued, which are junior to the shares of Series A Preferred Stock with respect to (i) the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) dividends or (iii) voting.

                      (H) In the event of a split or subdivision of the outstanding shares of Series A Preferred Stock, or the combination or the outstanding shares of Series A Preferred Stock, as the case may be, the dividends provided for in this Section 2 shall automatically and without any further action be decreased, in the case of a split or subdivision, or increased, in the case of a combination, in proportion to the increase or decrease in the number of shares of Series A Preferred Stock outstanding immediately before such split, subdivision or combination.



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               3. Redemption. The Series A Preferred Stock is not redeemable.

               4. Liquidation

                      Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series A Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Company or the proceeds thereof may be made or set apart for the holders of Common Stock or any other security junior to the Series A Preferred Stock in respect of distributions upon Liquidation out of the assets of the Company legally available for distribution to its stockholders, an amount in cash equal to the Stated Value per share (subject to adjustment if the Series A Preferred Stock has been adjusted pursuant to Paragraph 2 hereof) plus an amount equal to accrued and unpaid dividends, if any, on each share of Series A Preferred Stock on the date fixed for the distribution of assets of the Company (the "Liquidation Preference"). If, upon such Liquidation, the assets of the Company available for distribution to the holders of Series A Preferred Stock and any other series of preferred stock then outstanding ranking on parity with the Series A Preferred Stock upon liquidation ("Parity Stock") shall be insufficient to permit payment in full to the holders of the Series A Preferred Stock and Parity Stock, then the entire assets and funds of the Company legally available for distribution to such holders and the holders of the Parity Stock then outstanding shall be distributed ratably among the holders of the Series A Preferred Stock and Parity Stock based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series A Preferred Stock and of such Parity Stock, if any. A merger or consolidation shall be considered a Liquidation except in the event that in such a transaction, the holders of the Series A Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series A Preferred Stock and the stockholders of the Company immediately prior to such transaction are holders of at least a majority of the voting securities of the surviving corporation immediately thereafter. Notwithstanding Section 7 hereof, such provision may be waived in writing by a majority of the holders of the then outstanding Series A Preferred Stock.

               5. Priority.

                      (A) So long as any shares of Series A Preferred Stock shall be outstanding, no dividends, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on the Common Stock of the Company or any other security junior to the Series A Preferred Stock as to dividend rights, unless all dividends on the Series A Preferred Stock for all past quarterly dividend periods and the full dividends for the then current quarterly period shall have been paid or declared and duly provided for. The provisions of this Section 5 shall not, however, apply to a dividend payable in Common Stock or any other security of the Company junior to the Series A Preferred Stock. If any dividend previously due on the Series A Preferred Stock has not been paid in full, then no dividends shall be paid or declared upon any shares of any class or series of stock of the Company ranking on a parity with the Series A Preferred Stock in the payment of dividends for any period unless a like proportionate dividend for the current period, ratably in proportion to the respective annual dividend rates fixed thereupon, if any, have been paid upon or declared for the Series A Preferred Stock then issued and outstanding.



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                      (B) The Company may issue, in the future, without the
consent of holders of the Series A Preferred Stock, other series of preferred stock which rank on parity with or junior to the Series A Preferred Stock as to dividend and/or liquidation rights. In accordance with Paragraph 7(C) hereof, the consent of the holders of two-thirds of the outstanding shares of the Series A Preferred Stock is required for the issuance of any series of preferred stock which is senior as to dividend and/or liquidation rights to the Series A Preferred Stock.

               6. Conversion Rights.

                      Each holder of record of shares of the Series A Preferred Stock shall have the right to convert all or any part of such holder's shares of Series A Preferred Stock into Common Stock as follows:

                      (A) Voluntary Conversion. Each share of the Series A Preferred Stock shall be convertible, at the option of the respective holders thereof, at any time after the date of issuance, at the office of any transfer agent for the Series A Preferred Stock, or if there is none, then at the office of the transfer agent for the Common Stock, or if there is no such transfer agent, at the principal executive office of the Company, into that number of fully paid and non-assessable shares of Common Stock of the Company equal to the Stated Value divided by the conversion price in effect at the time of conversion (the "Conversion Price"), determined as hereinafter provided. The Conversion Price shall initially be $1.125. The number of shares of Common Stock into which each share of Series A Preferred Stock is convertible is hereinafter collectively referred to as the "Conversion Rate." Dividends accrued and payable at the time of conversion, if any, shall be paid in cash. For purposes of this Paragraph 6(A), such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                      (B) Automatic Conversion. During the six year period commencing on February 23, 1998 if (i) the current market price (as determined in accordance with Paragraph 6(G)(ii)) of the Company's Common Stock equals or exceeds $4.50 per share and (ii) a registration statement covering the shares of Common Stock issuable upon conversion of the Series A Preferred Stock has been declared effective under the Securities Act, each share of Series A Preferred Stock then outstanding shall, at the option of the Company upon 20 days' prior written notice to each holder of record, by virtue of such conditions and without any action on the part of the holder thereof, be deemed automatically converted into that number of shares of Common Stock into which the Series A Preferred Stock would then be converted at the then effective Conversion Rate.

                      (C) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to




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the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                      (D) All Common Stock which may be issued upon conversion of the Series A Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof. At all times that any shares of Series A Preferred Stock are outstanding, the Company shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Series A Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock at the then effective Conversion Rate. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of the Series A Preferred Stock shall be proportionately increased.

                      (E) The Conversion Price shall be subject to adjustment from time to time as follows:

                             (i) In case the Company shall (a) issue Common
Stock as a dividend or distribution on any class of the capital stock of the Company, (b) split or otherwise subdivide its outstanding Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares, or (d) issue by reclassification of its Common Stock (except in the case of a merger, consolidation or sale of all or substantially all of the assets of the Company as set forth in subparagraph 6(E)(ii) below) any shares of the capital stock of the Company, the Conversion Price in effect on the record date for any stock dividend or the effective date of any such other event shall be increased (or decreased in the case of a reverse stock split) so that the holder of each share of the Series A Preferred Stock shall thereafter be entitled to receive, upon the conversion of such share, the number of shares of Common Stock or other capital stock which it would own or be entitled to receive immediately after the happening of any of the events mentioned above had such share of the Series A Preferred Stock been converted immediately prior to the close of business on such record date or effective date. The adjustments herein provided shall become effective immediately following the record date for any such stock dividend or the effective date of any such other events. There shall be no reduction in the Conversion Price in the event that the Company pays a cash dividend.

                             (ii) In case of any reclassification or similar
change of outstanding shares of Common Stock of the Company, or in case of the consolidation or merger of the Company with another corporation, or the conveyance of all or substantially all of the assets of the Company in a transaction in which holders of the Common Stock receive shares of stock or other property including cash, each share of the Series A Preferred Stock shall, after such event and subject to the other rights of the Series A Preferred Stock as set forth elsewhere herein, be convertible only into the number of shares of stock or other securities or property, including cash, to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such shares of the Series A Preferred




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Stock would have been entitled upon such reclassification, change consolidation, merger or conveyance had such share been converted immediately prior to the effective date of such event.

                             (iii) No adjustment in the Conversion Price or the
number of shares of Common Stock into which a share of Series A Preferred Stock may be converted shall be required unless such adjustment (plus any adjustments not previously made by reason of this subparagraph (iii)) would require an increase or decrease of at least 1 1/2% in the number of shares of Common Stock into which each share of the Series A Preferred Stock is then convertible; provided, however, that any adjustments which are not required to be made by reason of this subparagraph (iii) shall be carried forward and taken into account in any subsequent adjustment. All calculations and adjustments shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                             (iv) After each adjustment of the Conversion Price
the Company shall promptly prepare a certificate signed by its Chairman or Chief Financial Officer and a Secretary or Assistant Secretary setting forth the Conversion Price, as so adjusted; the number of shares of Common Stock into which the Series A Preferred Stock may be converted, and a statement of the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent, if any, for the Series A Preferred Stock, and the Company shall cause such a copy of statement to be sent by ordinary first class mail to each holder of record of Series A Preferred Stock.

                      (F) The Company shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of the Series A Preferred Stock from time to time outstanding. The Company shall from time to time in accordance with Delaware law take all steps necessary to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of the Series A Preferred Stock.

                      (G)(i) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Company shall pay cash, equal to such fraction multiplied by the current market price per share (determined as provided in subparagraph (ii) of this Paragraph 6(G)) of the Common Stock on the day of conversion.

                      (ii) For the purposes of any computation under this
Section 6, the current market price per share of Common Stock on any date shall be deemed to be the average of the closing prices for the 20 consecutive trading days commencing 45 business days before the day in question. The closing price for each day shall be the last reported sales price regular way or in case no sale takes place on such day, the average of the closing high bid and low asked prices regular way, in either case (a) as officially quoted by the Nasdaq Small Capitalization Market or the Nasdaq National Market, as the case may be, or (b) if, in the reasonable judgment of the Board of Directors of the Company, the Nasdaq Small Capitalization Market or the Nasdaq National Market is no longer the principal United States market for the Common Stock, then as quoted on the principal United States market for the Common Stock, as determined by the Board of Directors of the Company, or (c) if, in the reasonable judgment




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of the Board of Directors of the Company, there exists no principal United
States market for the Common Stock, then as reasonably determined by the Board of Directors of the Company.

                      (H) The Company will pay any taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of the Series A Preferred Stock. However, the Company shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

                      (I) The Company will not, by amendment of its Certificate of Incorporation, as amended, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

               7. Voting Rights. The holders of the Series A Preferred Stock shall have no right to vote for any purpose, except as specifically required by the General Corporation Law of the State of Delaware and except as follows:

                      (A) So long as any shares of the Series A Preferred Stock remain outstanding, the affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a single class, together with any other series of preferred stock then entitled to vote on such matter, regardless of series, either expressed in writing or at a meeting called for that purpose, shall be necessary to permit, effect or validate the creation and issuance of any series of preferred stock of the Company which is senior as to liquidation and/or dividend rights to the Series A Preferred Stock.

                      (B) So long as any shares of the Series A Preferred Stock remain outstanding, the affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as one class together with any other series of the Company's preferred stock then entitled to vote on such matter, regardless of series, either expressed in writing or at a meeting called for that purpose, shall be necessary to repeal, amend or otherwise change this Certificate of Designation, Preferences and Rights or the Certificate of Incorporation of the Company in a manner which would alter or change the powers, preferences or rights of the Series A Preferred Stock so as to adversely affect the Series A Preferred Stock. However, in case the Series A Preferred Stock would be affected by any action referred to in this Paragraph 7(B) in a different manner than any other series of preferred stock then outstanding, the holders of the shares of the Series A Preferred Stock shall be entitled to vote as a single and separate class, and the Company shall not take such action without the affirmative vote, as above provided, of at least a majority of the total number of shares of the Series A Preferred Stock then outstanding, in addition to or as a specific part of the consent or affirmative vote hereinabove otherwise required.




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                      (C) So long as any shares of the Series A Preferred Stock
remain outstanding, the affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as one class together with any other series of the Company's preferred stock then entitled to vote on such matter, regardless of series, either expressed in writing or at a meeting called for that purpose, shall be necessary to permit the Company to incur any indebtedness whatsoever which indebtedness does not expressly provide that no payments will be made on such indebtedness (except for regularly scheduled interest payments) while the Series A Preferred Stock is outstanding, except for the incurrence of $5,000,000 principal amount of bank debt and $500,000 principal amount of intercompany indebtedness and except for the incurrence of any indebtedness (including without limitation, the incurrence of any guarantee or contingent payment obligation with respect thereto) secured by a lien, mortgage or guarantee on the property (whether real or personal) or equipment of the Company and any refinancings or replacements thereto or trade debt incurred in the ordinary course of business.

                      (D) Each share of the Series A Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series A Preferred Stock, as set forth above. However, if the Series A Preferred Stock is entitled to vote, together with the holders of Common Stock as one class, then each share of Series A Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of whole shares of Common Stock into which each such share of Series A Preferred Stock is then convertible, calculated to the nearest one share.




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               8. Miscellaneous.

                      (A) All shares of the Series A Preferred Stock purchased or otherwise acquired by the Company or surrendered to it for conversion into Common Stock as provided above shall be cancelled and shall be restored to the status of authorized but unissued preferred stock of the Company.

                      (B) There is no sinking fund with respect to the Series A Preferred Stock.

                      (C) The shares of the Series A Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Certificate of Designation, Preferences and Rights and in the Certificate of Incorporation of the Company, as amended.

                      (D) The holders of record of the Series A Preferred Stock shall be entitled to receive all communications sent by the Company to the holders of the Common Stock, sent by regular U.S. mail to such holder's address as set forth in the records of the registrar for the Series A Preferred Stock.

               IN WITNESS WHEREOF, AccuMed International, Inc. has caused this Certificate to be signed by Paul F. Lavallee, its Chairman, Chief Executive Officer and President, on this 23rd day of February, 1998, and such person hereby affirms under penalty of perjury that this Certificate is the act and deed of AccuMed International, Inc. and that the facts stated herein are true and correct.

                                            ACCUMED INTERNATIONAL, INC.


                                            By:    /s/ PAUL F. LAVALLEE
                                               ---------------------------------
                                               Paul F. Lavallee, Chairman, Chief
                                               Executive Officer and President



Attest:


  /s/ JOYCE WALLACH
-----------------------------------
Joyce L. Wallach, Secretary




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